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                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Agreement") dated as of April 17, 2000, by and between Motor Coach Industries International, Inc., a Delaware corporation (the "Company"), and Horst O. Sieben (the "Executive").

                  WHEREAS, the Company, through its subsidiaries and affiliates, is engaged in the business of (i) designing, manufacturing, assembling, and marketing of coaches of monocoque or unitized construction configuration, and (ii) distribution of replacement parts to the intercity coach and transit bus markets (the "Business"); and

                  WHEREAS, the Company desires that the Executive serve as Chief Financial Officer of the Company and the Executive desires to hold such position under the terms and conditions of this Agreement; and

                  WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

                  NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

                  1. EMPLOYMENT. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

                  2. TERM. Subject to earlier termination pursuant to Section 10 hereof, the term of the employment by the Company of the Executive pursuant to this Agreement (the "Term") shall commence on April 17, 2000 (the "Effective Date"), and terminate on the second anniversary thereof.

                  3. POSITION. During the Term, the Executive shall serve as the Chief Financial Officer of the Company, and shall perform such other duties as the Board of Directors of the Company (the "Company Board") or the Company's Chief Executive Officer shall from time to time determine.

                  4. DUTIES. During the Term, the Executive shall devote his full time and attention during normal business hours to the business and affairs of the Company, except for vacations in accordance with the Company's policies and for illness or incapacity, in accordance with Section 9 hereof.

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                  5. SALARY AND BONUS.

                           (a) During the Term, the Company shall pay to the
Executive a Base Salary at the rate of $325,000.00 per year. Commencing on the first anniversary of the Effective Date, the Company Board shall review the Base Salary annually and shall make such adjustments from time to time as it may deem advisable. The Base Salary shall be payable to the Executive in substantially equal installments in accord-ance with the Company's normal payroll practices.

                           (b) For the Company's fiscal year ending December
31, 2000, and for each fiscal year thereafter during the Term, the Executive shall be eligible to receive an annual cash bonus at the discretion of the Company Board in accordance with the [Management Bonus Program] or other incentive compensation plan established by the Company Board for the Company's executive officers.

                  6. STOCK OPTION PLAN. During the Term, the Executive shall be eligible to participate in the MCII Holdings (USA), Inc. Management Stock Option Plan or other stock option plan established by the Company Board for the Company's executive officers and may be granted options thereunder at the discretion of the Board.

                  7. VACATION, HOLIDAYS AND SICK LEAVE. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company's standard policies for its senior executive officers.

                  8. BUSINESS EXPENSES. The Executive shall be reimbursed for all reasonable and necessary business expenses incurred by him in connection with his employment (including, without limitation, expenses for travel and entertainment incurred in conducting or promoting business for the Company) upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code of 1986, as amended (the "Code"), and in accordance with the Company's normal expense reimbursement policies.

                  9. OTHER BENEFITS. During the Term, the Executive shall be eligible to participate fully in all health and other employee benefit arrangements available to senior executive officers of the Company generally.

                  10. TERMINATION OF AGREEMENT. The Executive's employment by the Company pursuant to this Agreement shall not be terminated prior to the end of the Term hereof except as set forth in this Section 10.


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                           (a) BY MUTUAL CONSENT.  The Executive's employment
pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.

                           (b) DEATH. The Executive's employment by the
Company pursuant to this Agreement shall be terminated upon the death of the Executive, in which event the Executive's spouse or heirs shall receive, when the same would have been paid to the Executive, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 10(f) hereof) and (ii) the Base Salary and health benefits to be paid or provided to the Executive under this Agreement until the earlier of (x) six months following the Date of Termination and (y) the expiration of the Term.

                           (c) DISABILITY. The Executive's employment by the
Company pursuant to this Agreement may be terminated by written notice to the Executive by the Company or to the Company by the Executive in the event that
(i) the Executive becomes unable to perform his normal duties by reason of physical or mental illness or accident for any six (6) consecutive month period, or (ii) the Company receives written opinions from both a physician for the Company and a physician for the Executive that the Executive will be so disabled. In the event that this Agreement is terminated pursuant to this
Section 10(c), the Executive shall be entitled to receive, when the same would have been paid to the Executive, (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination and (ii) the Base Salary and health benefits to be paid or provided to the Executive under this Agreement until the earlier of (x) six months following the Date of Termination and (y) the expiration of the Term.

                           (d) BY THE COMPANY FOR CAUSE. This Agreement may
be terminated by the Company by written notice to the Executive ("Notice of Termination") upon the occurrence of any of the following events (each of which shall constitute "Cause" for termination): (i) the Executive commits any act of gross negligence, incompetence, fraud or willful misconduct causing harm to the Company, (ii) the conviction of the Executive of a felony that could adversely affect the Company or its reputation, (iii) the Executive intentionally obtains personal gain, profit or enrichment at the expense of the Company or from any transaction in which the Executive has an interest which is adverse to the interest of the Company unless the Executive shall have obtained the prior written consent of the Company Board, (iv) the Executive acts in a manner which is materially detrimental or damaging to the Company's reputation, business operations or relations with its employees, suppliers or customers, or (v) any material breach by the Executive of this Agreement, including, without limitation, a material


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breach of Section 13 hereof, which breach remains uncorrected for a period of fifteen (15) days after receipt by the Executive of written notice from the Company setting forth the breach. In the event the Executive's employment by the Company is terminated pursuant to this Section 10(d), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination.

                           (e) BY THE COMPANY WITHOUT CAUSE.  The employment
by the Company of the Executive pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to the Executive. In the event that the employment by the Company of the Executive pursuant to this Agreement is terminated by the Company without Cause pursuant to this Section 10(e), the Executive shall be entitled to receive, when the same would have been paid to the Executive, the greater of (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Term, and (ii) the Base Salary and benefits to be paid or provided to the Executive under this Agreement for twelve (12) months after the Date of Termination.

                           (f) DATE OF TERMINATION. The Executive's Date of
Termination shall be (i) if the Executive's employment by the Company is terminated pursuant to Section 10(b), the date of his death, (ii) if the Executive's employment by the Company is terminated pursuant to Section 10(c), the last day of the six-month period referred to in Section 10(c),
(iii) if the Executive's employment by the Company is terminated pursuant to
Section 10(d), the date on which a Notice of Termination is given, and (iv) if the Executive's employment is terminated pursuant to Section 10(e), the date set forth in the Notice of Termination.

                  11. REPRESENTATIONS.

                           (a) The Company represents and warrants that this
Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

                           (b) The Executive represents and warrants that he
is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

                  12. ASSIGNMENT; BINDING AGREEMENT. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold,

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transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee or, if there is no such designee, to his estate.

                  13. CONFIDENTIALITY; NON-COMPETITION; OWNERSHIP OF WORKS.

                           (a)  Executive acknowledges that: (i) the Business
is intensely competitive and that Executive's employment by the Company will require that Executive have access to and knowledge of confidential information of the Company, including, but not limited to, the identity of the Company's customers, the identity of the representatives of customers with whom the Company has dealt, the kinds of services provided by the Company to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition, or disposition of products and services, creative ideas and concepts, computer software applications and other programs, research data, personnel information and other trade secrets (the "Confidential Information"); (ii) the direct or indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's business; and (iii) the engaging by Executive in any of the activities prohibited by this Section 13 may constitute improper appropriation and/or use of such Confidential Information. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company. Accordingly, the Company and Executive agree as follows:

                           (b) For purposes of this Section 13, the Company
shall be construed to include the Company and its parents and subsidiaries engaged in the Business, including any divisions managed by Executive.

                           (c) During Executive's employment with the
Company, and at all times after the termination of Executive's employment by expiration of the Term or otherwise, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal, or agent of any business, or in any other capacity, make known, disclose, furnish, make available, or utilize any of the


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Confidential Information, other than in the proper performance of the duties contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body; PROVIDED THAT, prior to disclosing any of the Confidential Information as required by a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. Executive agrees to return all documents or other materials containing Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner, to the Company at any time upon request by the Company and immediately upon the termination of his employment for any reason.

                           (d) During Executive's employment with the
Company, Executive shall not engage in "Competition" with the Company. For purposes of this Agreement, Competition by Executive shall mean Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of, any other business or organization anywhere in the Western Hemisphere which competes, directly or indirectly, with the Business of the Company.

                           (e) For a period of two (2) years following the
termination of Executive's employment, whether upon expiration of the Term or otherwise, Executive shall not engage in Competition, as defined above, with the Company in any locality or region of the Western Hemisphere in which the Company had operations at the time of, or within six (6) months prior to, Executive's termination, or in which, during the six (6) month period prior to Executive's termination, the Company had made substantial plans with the intention of establishing operations in such locality or region; PROVIDED THAT, it shall not be a violation of this sub-paragraph for Executive to become the registered or beneficial owner of up to one percent (1%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires.

                           (f) For a period of two (2) years after he ceases
to be employed hereunder by the Company, whether upon expiration of the Term or otherwise, Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:


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                                    i  solicit from any customer doing business
         with the Company as of Executive's termination, business of the same or of a similar nature to the business of the Company with such customer;

                                    ii solicit from any known potential customer
         of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer, or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal, or offer, within six (6) months prior to Executive's termination;

                                    iii  recruit or solicit the employment or
         services of, or hire, any person who was known to be employed by the Company upon termination of Executive's employment, or within six (6) months prior thereto; or

                                    iv otherwise knowingly interfere with the
         business or accounts of the Company.

                           (g) The Executive will make full and prompt
disclosure to the Company of all inventions, improvements, formulas, data, programs, processes, ideas, concepts, discoveries, methods, developments, software, and works of authorship, whether or not copyrightable, trademarkable, or patentable, which are created, made, conceived, or reduced to practice by the Executive, either alone, under his direction or jointly with others during the period of his employment with the Company, whether or not during normal working hours or on the premises of the Company, which (i) relate to the actual or anticipated business, activities, or research of the Company, or (ii) result from or are suggested by work performed by the Executive for the Company, or (iii) result, to any extent, from use of the Company's premises or property (all of which are collectively referred to in this Agreement as "Works"). All Works shall be the sole property of the Company, and, to the extent that the Company is not already considered the owner thereof as a matter of law, the Executive hereby assigns to the Company, without further compensation, all his right, title, and interest in and to such Works and any and all related intellectual property rights (including, but not limited to, patents, patent applications, copyrights, copyright applications, and trademarks) in the Western Hemisphere and elsewhere. Notwithstanding the foregoing, this Agreement does not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless: (A) the invention relates (X) to the Business of the Company, or (Y) to the Company's actual demonstratively anticipated research or development; or (B) the invention results from any work performed by the Executive for the Company.


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                           (h) Executive acknowledges that the services to be
rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section 13 will cause the Company irreparable injury. Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary, and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

                  (i) Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will possess, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company.

                  (j) If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity, or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

                  14. ENTIRE AGREEMENT. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise.

                  15. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time, or any subsequent time.


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                  16. NOTICES. Any notice to be given hereunder shall be in
writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

                  To the Executive at:

                           Horst O. Sieben
                           P.O. Box 10128
                           Sarasota, Florida 34278

                  To the Company at:

                  Motor Coach Industries International, Inc.
                  10 East Golf Road
                  Des Plaines, Illinois  60016
                  Facsimile:   (847) 299-6773
                  Attention:  Vice President & General Counsel

                  Any notice delivered personally or by courier under this
Section 16 shall be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.

                  17. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

                  18. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

                  19. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without regard to the principles of conflicts of law thereof.


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                  20. HEADINGS. All descriptive headings of sections and
paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

                  21. WITHHOLDING. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state, or local law.

                  22. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Employment Agreement on April 17, 2000, to be effective as of the Effective
Date.

                                 MOTOR COACH INDUSTRIES INTERNATIONAL, INC.

                                 By:
                                    --------------------------------
                                    Name:
                                    Title:

                                    --------------------------------
                                        HORST O. SIEBEN



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